Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Second Quarter 2018

Financial Results

VANCOUVER, British Columbia, August 8, 2018 — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ:AQXP), a pharmaceutical company discovering and developing novel drug candidates to treat inflammation, inflammatory pain, and blood cancers, today provided a corporate update and reported financial results for the second quarter ending June 30, 2018.

“At the end of last quarter, we announced that the Phase 3 clinical trial of our lead drug candidate, rosiptor, in interstitial cystitis/bladder pain syndrome (IC/BPS) failed to meet its primary endpoint. As a result, we’ve halted all development activities for rosiptor and significantly reduced the size of our organization,” said David Main, President & CEO of Aquinox. “We are currently evaluating our internal pipeline for further development, as well as considering other strategic alternatives.”

Recent Business Updates

LEADERSHIP 301 Topline Data Analysis. On June 27, 2018 Aquinox announced that the LEADERSHIP 301 clinical trial of rosiptor in IC/BPS did not achieve a statistically significant reduction in the mean change from Baseline at Week 12 in maximum daily bladder pain score compared to placebo (P=0.41) in female subjects, which was the primary endpoint. Rosiptor was generally well tolerated with the rate of adverse events during the 12-week treatment period similar to that of placebo and prior trials. Based on these results, all further development activities with rosiptor have been halted, including the extension period of the trial. LEADERSHIP 301 enrolled 433 participants, including 341 female subjects who were randomized to receive rosiptor 100 mg or 200 mg, or placebo.

Phase 2 Proof-of-Concept Trial with Rosiptor in CP/CPPS. Following the June 27, 2018 announcement that the LEADERSHIP 301 clinical trial failed to meet its primary endpoint and that all further development activities with rosiptor are halted, the ProShip Phase 2 clinical trial in CP/CPPS has also been discontinued.

Company Restructuring and Future Plans. On July 9, 2018 the Company announced a restructuring plan to reduce operating costs and better align the Company’s workforce with the needs of its business following the announcement that its Phase 3 LEADERSHIP 301 clinical trial failed to meet its primary endpoint. Under this plan, the Company reduced its workforce by 30 employees (approximately 53%) and closed its office in San Bruno, California.

Astellas Licensing Agreement. On May 9, 2018 Aquinox announced that Aquinox and Astellas Pharma Inc. had entered into an exclusive license agreement for Japan and certain other countries in the Asia-Pacific region for Astellas to develop and commercialize rosiptor. In connection with entry into the Agreement, Aquinox received a payment of $25 million.

Summary of Financial Results

Cash Position. Cash, cash equivalents and short-term investments totaled $102.1 million as of June 30, 2018, compared to $108.1 million as of December 31, 2017. The decrease was primarily the result of the remaining expenditures related to the LEADERSHIP 301 clinical trial in IC/BPS, and its termination, and the intitiation and subsequent termination of the ProShip clinical trial in CP/CPPS, off-set by the $25 million payment from Astellas in relation to the exclusive licensing agreement. Aquinox expects its cash, cash equivalents, and short-term investments to be sufficient to support the development of internal programs. Based upon current internal infrastructure and pipeline initiatives, Aquinox expects that its cash-on-hand will carry it beyond 2019.

R&D Expenses. Research and development expenses for the second quarter of 2018 increased to $18.0 million from $10.5 million in the second quarter of 2017. This increase was primarily driven by increased clinical activities as Aquinox continued its LEADERSHIP 301 clinical trial with rosiptor in IC/BPS and initiated the ProShip clinical trial in CP/CPPS. Aquinox expects research and development expenses to decrease for the second half of 2018 following the termination of all further development of rosiptor.

G&A Expenses. General and administrative expenses for the second quarter of 2018 increased to $4.3 million from $3.5 million in the second quarter of 2017. This increase was primarily driven by higher personnel related costs, professional fees, and pre-commercial and market assessment activities. Subsequent to its restructuring, Aquinox expects G&A expenses to decrease for the second half of 2018.

Net Loss. Net income for the second quarter of 2018 was $2.9 million compared to a net loss of $13.8 million in the second quarter of 2017. The net income for the second quarter of 2018 was the result of the upfront payment from the Astellas licensing agreement partly offset by increased operating expenditures as Aquinox continued its LEADERSHIP 301 clinical trial of rosiptor in IC/BPS and initiated the ProShip clinical trial in CP/CPPS.

The Company will not be holding a conference call to review the financial results. The Company will advise at a later date if it will be re-implementing regular financial conference calls.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a pharmaceutical company developing novel therapeutics for conditions marked by inflammation, inflammatory pain, and blood cancers. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to evaluation of our pipeline and strategic options. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: clinical drug development is a lengthy and expensive process with an uncertain outcome; our ability to identify or acquire additional clinical candidates, our ability to obtain and maintain regulatory approval for any future product candidates and the potential safety, efficacy or clinical utility of or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports, filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Info:

Kamran Alam

Vice President, Finance & CFO

Aquinox Pharmaceuticals, Inc.

604.629.9223

ir@aqxpharma.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	JUNE 30, 2018	DECEMBER 31, 2017
Assets
Cash, cash equivalents and short-term investments	$102,137	$108,085
Other current assets	1,104	740
Other long-term assets	1,185	1,504

Total assets	$104,426	$110,329

Liabilities
Current liabilities	$13,348	$10,956
Non-current liabilities	401	486

Total liabilities	13,749	11,442

Stockholders’ equity	90,677	98,887

Total liabilities and stockholders’ equity	$104,426	$110,329

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017
Revenue	$25,000	$—	$25,000	$—
Operating expenses
Research and development	17,996	10,475	28,504	16,252
General and administrative	4,314	3,520	8,623	6,265

Total operating expenses	22,310	13,995	37,127	22,517

Income (loss) from operations	2,690	(13,995)	(12,127)	(22,517)
Other income, net	228	229	422	435

Net income (loss)	$2,918	$(13,766)	$(11,705)	$(22,082)

Earnings (net loss) per common stock
Basic	$0.12	$(0.59)	$(0.50)	$(0.94)
Diluted	$0.12	$(0.59)	$(0.50)	$(0.94)
Weighted average number of common stock outstanding
Basic	23,521,719	23,444,150	23,501,351	23,433,708
Diluted	23,846,256	23,444,150	23,501,351	23,433,708